                                  EXHIBIT 99

FOR IMMEDIATE RELEASE


CONTACT:    Joseph R. Reinemeyer
            Chairman, President and CEO
            Delphos Citizens Bancorp, Inc.
            114 E. Third St.
            Delphos, OH,  45833
            Ph. (419) 692-2010





DELPHOS CITIZENS BANCORP, INC. TO REPURCHASE COMMON STOCK


Delphos, Ohio, August 11, 1997, Delphos Citizens Bancorp, Inc. (DCBI), the holding company for Citizens Bank of Delphos, has announced that it has received regulatory clearance to purchase up to 101,935 shares of its common stock.

Joseph R. Reinemeyer, Chairman, President and Chief Executive Officer of Delphos Citizens Bancorp, Inc. said that the Company has been authorized by its Board of Directors to repurchase up to 5 percent of the Company's 2,038,719 outstanding shares during the next six months.

The repurchase will be made in open-market transactions, subject to the availability of stock.

Delphos Citizens Bancorp, Inc. completed its initial public offering of common stock in connection with the conversion of Citizens Bank of Delphos from a federally chartered mutual savings institution to a federally chartered stock savings bank on November 20, 1996. In the conversion, Delphos Citizens Bancorp, Inc. sold 2,038,719 shares at $10.00 per share.

Citizens Bank of Delphos is headquartered in Delphos, Ohio. The Bank's deposits are insured by the Federal Deposit Insurance Corporation.